EXHIBIT 11

Casablanca Capital Urges Cliffs Natural Resources to Hold Annual Meeting of Shareholders

Says Continued Delays in Providing a Meaningful Voice to Shareholders Are Unacceptable and

Notifies Cliffs Board of Intention to Commence Consent Solicitation to Call a Special Meeting

New York – April 21, 2014 – Casablanca Capital LP, (“Casablanca”) the beneficial owner of approximately 5.2% of Cliffs Natural Resources Inc. (NYSE: CLF), today sent a letter to the Cliffs Board of Directors urging it to hold the Company’s annual meeting of shareholders on or before June 4, 2014. Should the Company fail to set a prompt date for the annual meeting, Casablanca intends to commence a consent solicitation to call a Special Meeting of shareholders for the election of the Company’s Board of Directors.

“More than a month has passed since we met in person with Cliffs and agreed to a framework for a settlement that would have brought a fresh perspective and valuable expertise to a Board that has overseen a tremendous destruction of value,” said Donald Drapkin, Chairman of Casablanca. “The members of this Board have not made any meaningful investment in the Company’s shares. In fact, Cliffs’ Executive Chairman has never invested a dollar of his own money, but continues to stymie investors’ legitimate efforts to restore value at the Company, in our view. We believe the pitifully small steps that the Board has taken to date have only been in response to Casablanca’s efforts. This Board must be held accountable. ”

The letter Casablanca today sent to the Cliffs Board follows:

April 21, 2014

Members of Cliffs Natural Resources, Inc. Board of Directors

In care of:

James F. Kirsch

Executive Chairman

Cliffs Natural Resources Inc.

200 Public Square, Suite 3300

Cleveland, OH 44114

Members of the Board:

We are writing to request that Cliffs hold its annual meeting of shareholders on or before June 4, 2014. Should the Board fail to set a prompt date for the annual meeting, Casablanca intends to commence a consent solicitation to call a Special Meeting of shareholders for the election of the Board of Directors, in accordance with the Company’s regulations and consistent with the rights of shareholders under Ohio law.

Casablanca has spent over a month working within an agreed-upon framework to reach a settlement that would have provided a meaningful voice for shareholders and accelerated a desperately-needed process to restore value at Cliffs. Although we are bound to keep the details of our discussions private, we can state that Casablanca offered significant concessions as part of an agreement in principle. Despite our good-faith efforts, we have been thwarted by foot-dragging and evasion throughout the process. This has now culminated in the Board’s refusal to consummate the agreement or offer any meaningful insight into what settlement terms might bridge our respective concerns. We are frustrated by the Board’s apparent stall tactics, and believe that it has failed to show any genuine intention to conclude a mutually-acceptable settlement agreement in the best interests of shareholders.

We remain troubled that the Board has delayed the Company’s annual election of directors, today confirming to us that it has no intention of holding its annual meeting imminently. We find this management entrenchment tactic unacceptable. Despite the Company’s suggestion to the contrary, at no time did Casablanca request a delay of the shareholder meeting.[1]

Casablanca believes the Cliffs’ Board continues to lack any sense of urgency, and that its stall tactics exemplify the flawed decision-making that has brought Cliffs to where it is today. We believe this demonstrates a lack of leadership and vision for Cliffs, and that shareholders deserve better.

Very truly yours,

/s/ Donald G. Drapkin Chairman	/s/ Douglas Taylor Chief Executive Officer	/s/ Gregory S. Donat Partner & Portfolio Manager

Other announcements, filings, and background materials related to Casablanca’s investment in Cliffs can be found at www.fixcliffs.com.

[1] We believe the Board has confused shareholders in its press releases dated March 7, 2014 and related public statements by conflating two very different topics: the record date for the shareholder meeting (which Cliffs and Casablanca discussed), and the actual annual meeting date (which was never discussed). A record date merely establishes the date on which a shareholder must own shares if they are to be eligible to vote in the annual meeting. Cliffs’ record date was originally set for March 7, 2014—a deadline that was only four days away when the Company contacted Casablanca on March 3, 2014, and indicated its desire to discuss a settlement. In this highly-preliminary discussion, Casablanca suggested that delaying the impending record date might be a productive way to lay the groundwork for meaningful settlement discussions. Cliffs responded by indefinitely suspending its annual meeting date—stating it was doing so “in order to accommodate this request.” Casablanca only suggested that the record date be pushed back, but did not at any time request that the annual meeting itself be delayed.

About Casablanca Capital LP

Casablanca Capital is an Event Driven and Activist investment manager based in New York, founded in 2010 by Donald G. Drapkin and Douglas Taylor.  Casablanca invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, boards, and shareholders of those companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus. In 2011, Casablanca successfully initiated a campaign at Mentor Graphics Corporation to improve profitability and enhance value at the company, working with shareholders to elect three nominees to Mentor’s Board.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Cliffs Natural Resources Inc. ("Cliffs"), which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.  The opinions of Casablanca Capital LP ("Casablanca") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision.  This material does not recommend the purchase or sale of any security.  Casablanca reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.  Casablanca disclaims any obligation to update the information contained herein.  Casablanca and/or one or more of the investment funds it manages may purchase additional Cliffs shares or sell all or a portion of their shares or trade in securities relating to such shares.

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Media Contacts:

Sard Verbinnen & Co

George Sard/Matt Benson

212-687-8080

Investor Contacts:

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh/Lydia Mulyk

212-297-0720

CASABLANCA CAPITAL LP, DONALD G. DRAPKIN AND DOUGLAS TAYLOR (COLLECTIVELY, “CASABLANCA") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CLIFFS NATURAL RESOURCES INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASABLANCA, ROBERT P. FISHER, JR., CELSO LOURENCO GONCALVES, PATRICE E. MERRIN, JOSEPH RUTKOWSKI AND GABRIEL STOLIAR (COLLECTIVELY, THE "PARTICIPANTS"), WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CASABLANCA'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (877) 274-8654.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS ARE CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY CASABLANCA WITH THE SEC ON MARCH 6, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.